Exhibit 99.1

News Release
CONTACT:	Jennifer Ranville (608) 252-8862	FOR IMMEDIATE RELEASE September 9, 2014

AnchorBank Names Tom Dolan Chief Operating Officer,

Bill James Chief Financial Officer

Madison, Wisc., September 9, 2014 – AnchorBank is pleased to announce Tom Dolan has been appointed Executive Vice President and Chief Operating Officer for AnchorBank and its holding company, Anchor BanCorp, effective immediately.

He previously served as Executive Vice President, Chief Financial Officer for Anchor BanCorp and AnchorBank. Tom joined Anchor in March 2011, following a consulting arrangement with the Company that began in December 2009. In his new role as Chief Operating Officer, Tom will oversee the Bank’s operations and Management Information Systems areas, with a strong focus on operational excellence.

Tom has more than 25 years of industry experience, including roles with LaSalle Bank and Bank of America. He also served as the owner and Managing Director of Northern Pointe Consulting, a financial institution consulting firm, from 2008 to 2012 and he is actively involved with Best Buddies, a nonprofit 501(c)(3) organization dedicated to establishing a global volunteer movement that creates opportunities for one-to-one friendships, integrated employment and leadership development for people with intellectual and developmental disabilities.

Bill James has been appointed Chief Financial Officer for AnchorBank and its holding company, Anchor BanCorp. He will expand his role as Treasurer to include both AnchorBank and Anchor BanCorp. He previously served as Senior Vice President – Treasurer for AnchorBank. Bill joined Anchor in October 2013. In his expanded role, Bill will oversee the Treasury Management, Finance, and Accounting areas for both AnchorBank and Anchor BanCorp.

Bill has more than 30 years of industry experience. He previously served as Treasurer and Senior Vice President of Guaranty Bank in Milwaukee, and before that, founded and ran a financial services consulting company. Bill spent more than 20 years with St. Francis Bank in Milwaukee, where he served in a variety of finance related roles, including Executive Vice President and Treasurer. He has been a Chartered Financial Analyst (CFA) since 1991. He serves on the board of Select Milwaukee, a home ownership non-profit organization, and chairs the Audit Committee for the organization. He also supports other community based non-profit organizations, and has served as a classroom volunteer with Make-A-Difference Wisconsin, which supports financial literacy.

“AnchorBank remains committed to growing our franchise in a sound and profitable manner, and the actions announced today will further our commitment to a new era of success for the Company,” said Chris Bauer, President & CEO for AnchorBank. “We believe we have great things in store as we head into 2015, and are confident in Tom and Bill as they step into their new, well-deserved roles.”

About AnchorBank

This year, AnchorBank celebrates 95 years of service to the state of Wisconsin, and offers a full range of personalized financial solutions to more than 130,000 households and businesses. Our goal is to make life simpler and more secure for individuals, families and business owners by helping them manage their finances and grow their assets safely and conveniently. To learn more, visit anchorbank.com

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